Exhibit 3.13

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

MARACAY HOMES, L.L.C.

This statement constitutes the Operating Agreement, as that term is defined in A.R.S. §29-601(14), of Maracay Homes, L.L.C. (the “Company”). The Company’s sole Member states:

1. Name. The name of the limited liability company is Maracay Homes, L.L.C..

2. Known Place of Business. The known place of business of the Company is 15160 N. Hayden Road, Suite #200, Scottsdale, Arizona 85260.

3. Statutory Agent. The name and address of the statutory agent of the Company for service of process on the Company is National Registered Agents, Inc., 638 N. 5th Avenue, Phoenix Arizona 85003.

4. Term. The Company shall continue until dissolved in accordance with law.

5. Business and Purpose. The business in which, and the purpose for which, the Company is authorized, to engage, is any lawful activity.

6. Management. Management of the Company is vested in one manager. Any person dealing with the Company may rely, without further inquiry, on the identity of the manager set forth in the Articles of Organization, until they are amended to reflect a change in the identity of the manager. The manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the business of the Company, including all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Arizona. The manager, acting alone and without the requirement for further resolutions or agreements evidencing such authority, shall have the authority to bind the Company and to execute and deliver instruments and other documents on behalf of the Company, all of which shall be binding on the Company. Without limiting the generality of the foregoing, the manager is specifically authorized on behalf of the Company to buy and sell property, record instruments affecting title to real property, borrow and lend money, issue evidences of indebtedness, encumber the Company’s assets, settle disputes, obtain licenses and permits, make applications for governmental approvals, and otherwise deal with the assets of the Company in the same manner in which an individual could deal with his own assets. Without further action or joinder by any person or entity, the manager may approve and certify or consent in writing to resolutions on behalf of the Company for any matters within the scope of the manager’s authority under this Operating Agreement, setting forth in greater detail actions authorized or ratified by the Company, and any such resolutions

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Maracay Homes, L.L.C.

may be relied on absolutely by any person or entity. Any manager or managers may be removed or appointed by the member.

7. Powers. In furtherance of its business and purpose, but subject to all of the provisions of this Operating Agreement, the Company shall have the power and is hereby authorized to:

(a) Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(b) Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(c) Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d) Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e) Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(f) Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Operating Agreement;

(g) Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(h) Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(i) Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

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Maracay Homes, L.L.C.

(j) Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(k) Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Arizona Limited Liability Company Act, A.R.S. § 29-601 et seq. (the “Act”).

8. Manager and Member. The name and address of the manager, who is also the sole member, is:

Weyerhaeuser Real Estate Company

33940 Weyerhaeuser Way South

Federal Way, WA 98001

9. Officers. The manager may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Arizona Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 9 may be revoked at any time by the manager. An Officer may be removed with or without cause by the manager.

10. Capital Contributions. The member shall make the capital contributions to the Company as the member shall decide. The member is not required to make any future capital contributions to the Company.

11. Allocations of Profits and Losses. The Company’s profits and losses shall be allocated to the member.

12. Distributions. Distributions shall be made to the member at the times determined by the member. Notwithstanding any provision to the contrary contained in this Operating Agreement, the Company shall not make a distribution to the member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

13. Assignments. The member may assign in whole or in part its interest in the Company, including its “members” interest under A.R.S. § 29-601(13) or its non-economic rights such as voting rights under A.R.S. § 29-601(12)(d); provided, however, that if the member transfers all of its interest in the Company pursuant to this Section 13, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Operating Agreement. Such admission shall be deemed effective immediately prior to

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the transfer, and, immediately following such admission, the transferor member shall cease to be a member of the Company.

14. Admission of Additional Members. Additional members of the Company may be admitted to the Company with the consent of the member. As a condition to the admission of an additional member or members, the member and the additional members shall enter into an amended and restated Operating Agreement that reflects the agreement of all members with respect to the operation of the Company.

15. Liability of Members and Managers. Except as required by law, the member shall not be liable for the debts, liabilities, contracts or any other obligation of the Company beyond the capital contributions made by the member under this Operating Agreement. The member shall not be personally liable to contribute, advance or otherwise provide the Company any funds or property in addition to the capital contribution made pursuant to Section 10 hereof. Neither the member nor any manager nor any Officer nor any affiliate of the Company or the foregoing (each a “Covered Person”) shall be liable, responsible or accountable, in damages or otherwise, to the Company or any other person or entity who is bound by this Operating Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Operating Agreement, except that the Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s acts or omissions in breach of this Operating Agreement or which constitute fraud, gross negligence, or willful misconduct.

16. Indemnification. To the full extent permitted by applicable law, the Covered Persons shall be entitled to indemnification from the Company for any loss, damage or claim, including without limitation reasonable attorneys’ fees and costs in investigation, settlement or defense of any such claim, incurred by such Covered Person (a) arising out of any claim in connection with the business of the Company or (b) by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Operating Agreement, except that the Covered Person shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of its fraud, gross negligence or willful misconduct with respect to such acts or omissions; further provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof. All indemnification obligations of Company contained in or arising under this Operating Agreement shall continue (i) during the period the Covered Person continues to be within the definition of a Covered Person of the Company and (ii) thereafter for so long as the Covered Person is subject to any proceeding by reason of having been a Covered Person of the Company. Subject to any specific requirements of applicable law, Company shall

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Maracay Homes, L.L.C.

pay in advance of the final disposition of any proceeding, expenses (including attorney’s fees) reasonably incurred or to be incurred by the Covered Person in investigating, setting or defending the proceeding with respect to which the Covered Person seeks indemnification, provided that such Covered Person must repay such expenses if indemnification is ultimately determined to be prohibited by this Operating Agreement or applicable law.

17. Withdrawal of Member. The member may at any time withdraw as member of the Company; provided, however, that one or more new members must be admitted to the Company, subject to Section 20 hereof, upon its or their execution of an instrument signifying its or their agreement to be bound as a member by the terms and conditions of this Operating Agreement. Such admission shall be deemed effective immediately prior to the withdrawal, and, immediately following such admission, the resigning member shall cease to be a member of the Company.

18. Resignation of Manager. The manager may at any time resign as manager of the Company; provided however that either (a) one or more new managers must be appointed, subject to Section 20 hereof, upon its or their execution of an instrument signifying its or their agreement to be bound as a manager by the terms and conditions of this Operating Agreement, or (b) the Company shall become member-managed.

19. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the member, (ii) at anytime there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution.

(b) The bankruptcy of the member shall not cause the member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 29-782 of the Act.

(d) Upon the filing of articles of termination of the Company in accordance with the Act, the Company and this Operating Agreement shall terminate.

20. Separability of Provisions. Each provision of this Operating Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Operating Agreement that are valid, enforceable and legal.

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21. Entire Agreement. This Operating Agreement constitutes the entire agreement of the member with respect to the subject matter hereof.

22. Governing Law. This Operating Agreement shall be governed by, and construed under, the laws of the state of Arizona.

23. Amendment. This Operating Agreement may be amended in writing by the member.

24. Sole Benefit of Member and Manager. Except as expressly provided in Sections 16 and 17, the provisions of this Operating Agreement (including Section 11) are intended solely to benefit the member, the manager, and the other Covered Persons (Officers and affiliates of the foregoing) and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Operating Agreement), and no member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

Signed 6 April, 2009 to be effective as of March 31, 2009.

MEMBER

Weyerhaeuser Real Estate Company

/s/ Lawrence B. Burrows
By:	Lawrence B. Burrows
Its:	President

/s/ Scott R. Vokey
By:	Scott R. Vokey
Its:	General Counsel